Exhibit 107
CALCULATION OF FILING FEE TABLES
FORM S-8
(Form Type)
KARTOON STUDIOS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	5,000,000 shares	$1.020	$5,100,000	$0.0001476	$752.76
Total Offering Amounts					$5,100,000		$752.76
Total Fee Offsets
Net Fee Due							$752.76

(1)	Represents 5,000,000 shares of the Registrant’s Common Stock, par value $0.001 per share (the “Common Stock”), that are authorized for issuance under the Kartoon Studios, Inc. 2020 Incentive Plan, amended and restated March 21, 2024 (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) this registration statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the Plan, which provide for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of high and low prices of the common stock of Kartoon Studios, Inc. as reported on NYSE American on June 10, 2024, which was $1.02.